Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER

FINANCIAL AND OPERATING RESULTS

CityCenter announces agreement to sell Mandarin Oriental Las Vegas for approximately $214 million

Las Vegas, Nevada, April 26, 2018 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2018. On January 1, 2018, the Company adopted the new revenue recognition accounting standard. As such, certain previously reported 2017 numbers have been retrospectively adjusted under the new standard.

“We are off to a successful start to the year, as we exceeded our expectations in the first quarter and continued to execute on our long-term strategies,” said Jim Murren, Chairman & CEO of MGM Resorts. “MGM China’s well-received opening of MGM Cotai and our soon to be opened MGM Springfield will mark the completion of our near term development cycle and should accelerate further de-levering and free cash flow generation. We continually assess our portfolio with the goal of improving the returns on our invested capital as evidenced by the recently announced divestitures of Grand Victoria and Mandarin Oriental. Our confidence in our business model and balance sheet strength allowed us to increase our annual dividend by 9 percent and repurchase 10 million shares in the first quarter.”

First Quarter 2018 Financial Highlights:

•

Diluted earnings per share for the first quarter of $0.38, including a non-cash income tax benefit of $0.13 due to a measurement period adjustment for U.S. Tax Reform and $0.04 due to reversal of Macau shareholder dividend tax accruals, compared to diluted earnings per share of $0.36 in the prior year quarter;

•	Net revenues decreased 1% over the prior year quarter at the Company’s domestic resorts to $2.1 billion;
•	REVPAR(1) decreased 4.3% compared to the prior year quarter at the Company’s Las Vegas Strip resorts;
•	Operating income of $451 million at the Company’s domestic resorts, a 5% decrease over the prior year quarter;
•	Net income attributable to MGM Resorts of $223 million, including a non-cash income tax benefit of $94 million, compared to $206 million in the prior year quarter;
•	Adjusted Property EBITDA(2) decreased 5% over the prior year quarter to $616 million at the Company’s domestic resorts;
•	Operating margin of 21.5% in the current quarter at the Company’s domestic resorts, a 96 basis point decrease compared to the prior year quarter;
•	Adjusted Property EBITDA margin of 29.4% in the current quarter at the Company’s domestic resorts, a 113 basis point decrease compared to the prior year quarter;
•	MGM China operating income of $55 million compared to $75 million in the prior year quarter and Adjusted Property EBITDA of $152 million, a 5% increase compared to the prior year quarter; and
•

CityCenter operating income from resort operations of $40 million and Adjusted EBITDA from resort operations of $93 million, a 16% decrease in Adjusted EBITDA from resort operations compared to the prior year quarter.

Certain Items Affecting First Quarter Results

The following table lists certain other items that affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Three Months Ended March 31,	2018	2017
Preopening and start-up expenses	$(0.07)	$(0.02)
Property transactions, net	(0.01)	—

Domestic Resorts

Casino revenue for the first quarter of 2018 increased 2% compared to the prior year quarter, due primarily to a 6% increase in table games win and a 2% increase in slots win, primarily driven by an increase in slots volume at MGM National Harbor.

The following table shows key gaming statistics for the Company’s Las Vegas Strip resorts:

Three Months Ended March 31,	2018	2017
	(Dollars in millions)
Table Games Drop	$1,040	$993
Table Games Win %	25.9%	25.2%
Slots Handle	$2,985	$3,003
Slots Hold %	8.8%	8.9%

The following table shows key gaming statistics for the Company’s other domestic resorts:

Three Months Ended March 31,	2018	2017
	(Dollars in millions)
Table Games Drop	$923	$947
Table Games Win %	19.6%	18.7%
Slots Handle	$4,913	$4,691
Slots Hold %	9.1%	9.2%

Domestic resorts rooms revenue decreased 5% compared to the prior year quarter due primarily to a 4.3% decrease in REVPAR at the Company’s Las Vegas Strip resorts.

The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three Months Ended March 31,	2018	2017
Occupancy %	89%	91%
Average Daily Rate (ADR)	$168	$172
Revenue per Available Room (REVPAR)	$150	$157

Operating income at the Company’s domestic resorts was $451 million for the first quarter of 2018 compared to $476 million in the first quarter of 2017, and was negatively impacted by a decrease in rooms revenue and food and beverage revenue due primarily to a decrease in occupied room nights and lower convention base at the Company’s Las Vegas Strip resorts. Domestic Resorts Adjusted Property EBITDA decreased 5% to $616 million in the first quarter of 2018.

Mr. Murren continued, "For the remainder of the year, we expect continued disruption at Monte Carlo and additional time to recover at Mandalay Bay. Additionally in the second quarter, the cancellation of a major prize fight in May moderates our expectations, particularly at our luxury properties. That said, we expect our Las Vegas Strip net revenues to be up slightly and our Las Vegas Strip REVPAR to increase 1 to 3 percent. We also expect similar Las Vegas Strip Adjusted Property EBITDA margin compression in the second quarter as experienced in the first quarter.”

Mr. Murren concluded, “Looking out into the second half of the year, citywide convention attendance is expected to be up, with the third quarter facing a difficult comparison year over year, offset by growth in the fourth quarter. This may impact Las Vegas room rates due to the mix shift. We continue to expect our Las Vegas Strip net revenues to grow slightly and our Las Vegas Strip REVPAR to be up 1 to 3 percent for the year.”

Corporate Expense

Corporate expense including share-based compensation for corporate employees was $100 million in the first quarter of 2018, an increase of $26 million compared to the prior year quarter, due primarily to an increase in corporate brand campaign expenses of $12 million and inclusion of MGM China corporate expenses of $6 million.

MGM China

Key first quarter results for MGM China include:

•

Net revenues of $596 million, a 25% increase compared to the prior year quarter. The current quarter benefited from the opening of MGM Cotai on February 13, 2018, which contributed $85 million of net revenues;

•	Main floor table games win increased 20% compared to the prior year quarter due to the opening of MGM Cotai;
•	VIP table games win increased 26% compared to the prior year quarter due primarily to a 24% increase in turnover at MGM Macau;
•	Operating income was $55 million compared to $75 million in the prior year quarter;
•

Adjusted Property EBITDA increased 5% to $152 million compared to $145 million in the prior year quarter, due primarily to the opening of MGM Cotai. The current quarter included $10 million of license fee expense compared to $9 million in the prior year quarter; and

•	Operating margin was 9.2% in the current year quarter, and Adjusted Property EBITDA margin was 25.5% in the current quarter compared to 30.5% in the prior year quarter.

The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2018	2017
	(Dollars in millions)
VIP Table Games Turnover	$9,903	$7,803
VIP Table Games Win %	3.4%	3.4%
Main Floor Table Games Drop	$1,719	$1,244
Main Floor Table Games Win %	19.2%	22.2%

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three Months Ended March 31,	2018	2017
	(In thousands)
CityCenter	$27,992	$37,382
Other	3,774	2,384
	$31,766	$39,766

During the quarter, a subsidiary of CityCenter Holdings, LLC (“CityCenter”) entered into an agreement for the sale of the Mandarin Oriental Las Vegas and adjacent retail parcels for approximately $214 million, subject to satisfactory completion of due diligence and customary closing conditions. As a result of this transaction, CityCenter recorded an impairment charge of approximately $127 million in loss from discontinued operations. MGM Resorts recorded a reversal of certain basis differences of $64 million, which entirely offset its 50% share of the impairment charge.

Key first quarter results for CityCenter include the following (see schedules accompanying this release for further detail on CityCenter’s first quarter results):

•	Net revenues were $304 million, a 3% decrease compared to the prior year quarter, due primarily to a decrease in casino revenues as discussed below;
•	Aria’s table games win decreased 6%, despite a 16% increase in table games drop, due to a lower table games hold percentage of 20.8% in the current quarter compared to 25.6% in the prior year quarter;
•	Aria’s slots win decreased 5%, despite a 7% increase in volume, due a lower slot hold percentage of 7.1% in the current quarter compared to 8.0% in the prior year quarter;
•	Operating income from resort operations was $40 million compared to operating income of $58 million in the prior year quarter;
•	Adjusted EBITDA from resort operations was $93 million, a 16% decrease compared to the prior year quarter;
•	REVPAR at Aria was $245 in both the current and prior year quarters; and
•	REVPAR at Vdara was $200 in both the current and prior year quarters.

MGM Growth Properties

During the first quarter of 2018, the Company made rent payments to MGM Growth Properties Operating Partnership LP (the “MGP Operating Partnership”) in the amount of $189 million and received distributions of $82 million from the MGP Operating Partnership. On March 15, 2018, the Board of Directors of MGP Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.42 per Class A share (based on a $1.68 dividend on an annualized basis) totaling $30 million, which was paid on April 13, 2018 to holders of record on March 30, 2018. The Company concurrently received an $82 million distribution attributable to its ownership of MGP Operating Partnership units.

MGM Resorts Dividend and Share Repurchases

On April 25, 2018, the Company’s Board of Directors approved a quarterly dividend of $0.12 per share totaling $67 million. The dividend will be payable on June 15, 2018 to holders of record on June 8, 2018.

During the quarter, MGM Resorts repurchased 10 million shares of its common stock at $36.24 per share for a total aggregate amount of $362.4 million pursuant to the terms of the Company's $1.0 billion stock repurchase program, of which $310.1 million remained following the transaction. All shares repurchased under the Company’s program have been retired.

Financial Position

The Company’s cash balance at March 31, 2018 was $1.5 billion, which included $726 million at MGM China and $280 million at the MGP Operating Partnership. At March 31, 2018, the Company had $13.4 billion of principal amount of indebtedness outstanding, including $889 million outstanding under its $1.5 billion senior secured credit facility, $2.1 billion outstanding under the $2.7 billion MGP Operating Partnership senior credit facility and $2.2 billion outstanding under the $2.8 billion MGM China credit facility.

“The Company remains very focused on executing on our well-defined capital allocation strategy,” said Dan D'Arrigo, Executive Vice President and Chief Financial Officer of MGM Resorts. “We are pleased to now be in the position to be able to prioritize our cash flows for excess capital returns to shareholders, while maintaining a strong credit profile and investing in our business.”

Conference Call Details

MGM Resorts will host a conference call at 11:00 a.m. Eastern Time today which will include a brief discussion of these results followed by a question and answer period. The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 2239909. A replay of the call will be available through Thursday, May 3, 2018. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10118765. The call will be archived at http://investors.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at http://investors.mgmresorts.com for reference during the earnings call.

1REVPAR is hotel revenue per available room.

2“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense, which are not allocated to each property. “Adjusted Property EBITDA margin” is Adjusted Property EBITDA divided by net revenues. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.

Management believes that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin should not be construed as alternatives to operating income or net income, as indicators of our performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin information may calculate Adjusted EBITDA or Adjusted Property EBITDA in a different manner.

Reconciliations of GAAP net income (loss) to Adjusted EBITDA and GAAP operating income (loss) to Adjusted Property EBITDA are included in the financial schedules in this release.

The Company does not provide reconciliations of Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin to net income on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 28 unique hotel offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company in 2018 opened MGM COTAI in Macau and the first Bellagio branded hotel in Shanghai. It also is developing MGM Springfield in Massachusetts. The 78,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook (including REVPAR and other guidance), the payment of any future cash dividends on the Company’s common stock, the Company’s ability to generate future cash flow growth, further de-lever and maximize shareholder value and the Company’s ability to execute its strategic plan (including the execution of the Company’s development projects and the closing of the recently announced divestiture transactions) and capital allocations strategy. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director of Investor Relations	Media Relations Manager
(702) 693-8711 or cpark@mgmresorts.com	(702) 692-6802 or media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Revenues:
Casino	$1,394,316	$1,271,474
Rooms	539,480	558,812
Food and beverage	455,411	469,336
Entertainment, retail and other	329,750	317,729
Reimbursed costs	103,280	100,215
	2,822,237	2,717,566
Expenses:
Casino	762,649	666,935
Rooms	189,058	188,669
Food and beverage	353,389	353,162
Entertainment, retail and other	226,834	223,389
Reimbursed costs	103,280	100,215
General and administrative	417,890	388,788
Corporate expense	99,509	73,132
Preopening and start-up expenses	66,917	15,066
Property transactions, net	5,898	1,696
Depreciation and amortization	268,822	249,769
	2,494,246	2,260,821
Income from unconsolidated affiliates	31,766	39,766
Operating income	359,757	496,511

Non-operating income (expense):
Interest expense, net of amounts capitalized	(167,909)	(174,059)
Non-operating items from unconsolidated affiliates	(9,010)	(6,921)
Other, net	(1,916)	(817)
	(178,835)	(181,797)

Income before income taxes	180,922	314,714
Benefit (provision) for income taxes	85,379	(62,140)
Net income	266,301	252,574
Less: Net income attributable to noncontrolling interests	(42,857)	(46,162)
Net income attributable to MGM Resorts International	$223,444	$206,412
Earnings per share:
Basic	$0.39	$0.36
Diluted	$0.38	$0.36

Weighted average common shares outstanding:
Basic	564,832	574,403
Diluted	571,970	580,165

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,525,402	$1,499,995
Accounts receivable, net	505,591	542,273
Inventories	107,309	102,292
Income tax receivable	41,653	42,551
Prepaid expenses and other	212,758	189,244
Total current assets	2,392,713	2,376,355

Property and equipment, net	19,711,829	19,635,459

Other assets:
Investments in and advances to unconsolidated affiliates	1,050,795	1,033,297
Goodwill	1,800,586	1,806,531
Other intangible assets, net	3,819,369	3,877,960
Other long-term assets, net	522,978	430,440
Total other assets	7,193,728	7,148,228
	$29,298,270	$29,160,042

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$253,391	$255,028
Construction payable	434,939	474,807
Current portion of long-term debt	539,608	158,042
Accrued interest on long-term debt	125,524	135,785
Other accrued liabilities	2,233,426	2,114,635
Total current liabilities	3,586,888	3,138,297

Deferred income taxes, net	1,206,591	1,295,375
Long-term debt, net	12,742,861	12,751,052
Other long-term obligations	282,879	284,416
Redeemable noncontrolling interest	78,680	79,778
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 556,768,821 and 566,275,789 shares	5,568	5,663
Capital in excess of par value	4,999,958	5,357,709
Retained earnings	2,372,744	2,217,299
Accumulated other comprehensive loss	(7,480)	(3,610)
Total MGM Resorts International stockholders' equity	7,370,790	7,577,061
Noncontrolling interests	4,029,581	4,034,063
Total stockholders' equity	11,400,371	11,611,124
	$29,298,270	$29,160,042

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Bellagio	$360,788	$347,418
MGM Grand Las Vegas	293,806	272,986
Mandalay Bay	244,565	260,895
The Mirage	145,659	175,986
Luxor	96,751	102,775
New York-New York	96,114	91,067
Excalibur	79,422	79,904
Monte Carlo	56,257	73,412
Circus Circus Las Vegas	58,742	59,245
MGM Grand Detroit	147,535	143,982
Beau Rivage	96,695	91,648
Gold Strike Tunica	41,647	43,437
Borgata	192,441	205,595
MGM National Harbor	188,250	173,615
Domestic resorts	2,098,672	2,121,965
MGM Macau	510,870	475,416
MGM Cotai	84,991	—
MGM China	595,861	475,416
Management and other operations	127,704	120,185
	$2,822,237	$2,717,566

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Bellagio	$140,397	$129,341
MGM Grand Las Vegas	90,081	73,742
Mandalay Bay	68,783	78,172
The Mirage	32,849	62,178
Luxor	28,989	32,815
New York-New York	36,911	33,910
Excalibur	27,050	28,792
Monte Carlo	9,203	22,435
Circus Circus Las Vegas	14,891	15,947
MGM Grand Detroit	46,391	43,820
Beau Rivage	23,075	20,286
Gold Strike Tunica	12,409	14,478
Borgata	43,232	59,417
MGM National Harbor	42,106	31,864
Domestic resorts	616,367	647,197
MGM Macau (1)	145,835	145,197
MGM Cotai	5,916	—
MGM China	151,751	145,197
Unconsolidated resorts (2)	31,766	39,766
Management and other operations	7,845	10,718
	$807,729	$842,878

(1) In 2017, MGM Macau included certain expenses classified as corporate expense in 2018.
(2) Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended March 31, 2018

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$117,884	$—	$570	$21,943	$140,397
MGM Grand Las Vegas	73,331	—	348	16,402	90,081
Mandalay Bay	46,658	—	(102)	22,227	68,783
The Mirage	22,614	—	1,108	9,127	32,849
Luxor	19,104	—	55	9,830	28,989
New York-New York	30,679	—	87	6,145	36,911
Excalibur	22,078	—	(35)	5,007	27,050
Monte Carlo	(9,356)	3,421	2,454	12,684	9,203
Circus Circus Las Vegas	10,249	—	199	4,443	14,891
MGM Grand Detroit	40,864	—	—	5,527	46,391
Beau Rivage	16,534	—	—	6,541	23,075
Gold Strike Tunica	10,178	—	46	2,185	12,409
Borgata	28,438	—	409	14,385	43,232
MGM National Harbor	21,673	66	5	20,362	42,106
Domestic resorts	450,928	3,487	5,144	156,808	616,367
MGM Macau	127,772	—	751	17,312	145,835
MGM Cotai	(72,743)	51,387	—	27,272	5,916
MGM China	55,029	51,387	751	44,584	151,751
Unconsolidated resorts (1)	28,445	3,321	—	—	31,766
Management and other operations	5,980	—	—	1,865	7,845
	540,382	58,195	5,895	203,257	807,729
Stock compensation	(15,617)	—	—	—	(15,617)
Corporate	(165,008)	8,722	3	65,565	(90,718)
	$359,757	$66,917	$5,898	$268,822	$701,394

Three Months Ended March 31, 2017

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$107,110	$—	$85	$22,146	$129,341
MGM Grand Las Vegas	55,914	7	233	17,588	73,742
Mandalay Bay	53,545	—	—	24,627	78,172
The Mirage	52,843	—	—	9,335	62,178
Luxor	23,094	—	(1)	9,722	32,815
New York-New York	24,598	(8)	129	9,191	33,910
Excalibur	24,535	—	55	4,202	28,792
Monte Carlo	8,798	610	31	12,996	22,435
Circus Circus Las Vegas	11,707	—	239	4,001	15,947
MGM Grand Detroit	38,041	—	—	5,779	43,820
Beau Rivage	14,249	—	—	6,037	20,286
Gold Strike Tunica	12,165	—	(28)	2,341	14,478
Borgata	39,378	35	804	19,200	59,417
MGM National Harbor	10,332	74	—	21,458	31,864
Domestic resorts	476,309	718	1,547	168,623	647,197
MGM China	75,405	9,824	149	59,819	145,197
Unconsolidated resorts (1)	39,766	—	—	—	39,766
Management and other operations	8,916	—	—	1,802	10,718
	600,396	10,542	1,696	230,244	842,878
Stock compensation	(15,578)	—	—	—	(15,578)
Corporate	(88,307)	4,524	—	19,525	(64,258)
	$496,511	$15,066	$1,696	$249,769	$763,042

(1) Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Net income attributable to MGM Resorts International	$223,444	$206,412
Plus: Net income attributable to noncontrolling interests	42,857	46,162
Net income	266,301	252,574
(Benefit) provision for income taxes	(85,379)	62,140
Income before income taxes	180,922	314,714

Non-operating (income) expense:
Interest expense, net of amounts capitalized	167,909	174,059
Other, net	10,926	7,738
	178,835	181,797

Operating income	359,757	496,511
Preopening and start-up expenses	66,917	15,066
Property transactions, net	5,898	1,696
Depreciation and amortization	268,822	249,769
Adjusted EBITDA	$701,394	$763,042

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Bellagio
Occupancy %	93.5%	93.0%
Average daily rate (ADR)	$286	$288
Revenue per available room (REVPAR)	$268	$268
MGM Grand Las Vegas
Occupancy %	91.3%	91.2%
ADR	$188	$195
REVPAR	$172	$178
Mandalay Bay
Occupancy %	85.1%	91.0%
ADR	$219	$230
REVPAR	$186	$209
The Mirage
Occupancy %	90.5%	91.9%
ADR	$181	$188
REVPAR	$164	$173
Luxor
Occupancy %	93.7%	93.2%
ADR	$120	$125
REVPAR	$112	$117
New York-New York
Occupancy %	96.3%	95.4%
ADR	$154	$153
REVPAR	$149	$146
Excalibur
Occupancy %	90.6%	90.4%
ADR	$103	$109
REVPAR	$93	$98
Monte Carlo
Occupancy %	87.5%	95.5%
ADR	$132	$129
REVPAR	$116	$123
Circus Circus Las Vegas
Occupancy %	78.7%	80.5%
ADR	$86	$90
REVPAR	$67	$72

     CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Aria	$271,881	$282,070
Vdara	32,469	32,605
	$304,350	$314,675

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Net income (loss)	$(106,067)	$44,561
Plus: Loss from discontinued operations	128,510	392
Net income from continuing operations	22,443	44,953

Non-operating (income) expense:
Interest expense, net of amounts capitalized	17,225	12,760
Other, net	(718)	(618)
	16,507	12,142

Operating income	38,950	57,095
Property transactions, net	(1,046)	(410)
Depreciation and amortization	53,610	52,047
Adjusted EBITDA	$91,514	$108,732

 CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Aria
Occupancy %	89.3%	91.4%
ADR	$274	$268
REVPAR	$245	$245
Vdara
Occupancy %	91.6%	90.1%
ADR	$218	$221
REVPAR	$200	$200

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended March 31, 2018

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$36,059	$—	$(1,046)	$46,793	$81,806
Vdara	3,974	—	—	6,817	10,791
Resort operations	40,033	—	(1,046)	53,610	92,597
Other	(1,083)	—	—	—	(1,083)
	$38,950	$—	$(1,046)	$53,610	$91,514

Three Months Ended March 31, 2017

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$54,182	$—	$(411)	$45,119	$98,890
Vdara	3,952	—	1	6,928	10,881
Resort operations	58,134	—	(410)	52,047	109,771
Other	(1,039)	—	—	—	(1,039)
	$57,095	$—	$(410)	$52,047	$108,732